Exhibit 99.1

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

News Release

Investor Relations Contact:	Company Contact:
Claire McAdams	Kevin Heidrich
Headgate Partners LLC	Nanometrics Incorporated
530.265.9899, 530.265.9699 fax	408.545.6000, 408.317.1346 fax
email: claire@headgatepartners.com	email: kheidrich@nanometrics.com

Nanometrics Announces that Vincent Coates, Founder and Vice-Chairman, has Resigned from the Board of Directors

MILPITAS, Calif., August 31, 2009 — Nanometrics Incorporated (Nasdaq: NANO), a leading supplier of advanced process control metrology systems used primarily in the manufacturing and packaging of semiconductors, solar photovoltaics and high-brightness LEDs, today announced that Vincent Coates, company founder and vice-chairman of the board, has resigned from the Board of Directors.

Vincent Coates founded Nanometrics in 1975, and in his tenure developed multiple product lines and grew Nanometrics into an important metrology and process control company for the world wide semiconductor industry. In 1995, SEMI recognized Mr. Coates with a lifetime achievement award for his work in Scanning Electron Microscopy, and currently he holds more than 20 U.S. patents. Vince developed the first NanoSpec as a general purpose instrument targeted at bio-technology and industrial applications, but after some early applications wins in thin-film metrology for semiconductor devices, he quickly changed the target and focus of the business. Since the launch of the first NanoSpec 10, under Vince’s leadership, the company developed multiple product lines addressing many aspects of process control and metrology for the semiconductor industry, while still supporting the original NanoSpec line for broader industry use.

“Vince is a remarkable entrepreneur and provided leadership and innovation for Nanometrics,” commented Bruce Rhine, Chairman. “His contributions to the company culture and technology have been key factors that have contributed to Nanometrics’ success. We appreciate all that he has done and look forward to his continuing contribution as a member of our Scientific Advisory Committee. We wish him well in the future.”

Effective immediately, Norman Coates has joined the Board of Directors.

About Nanometrics

Nanometrics is a leader in the design, manufacture and marketing of high-performance process control metrology systems used primarily in the manufacturing of semiconductors, advanced wafer-scale packaging, solar photovoltaics and high-brightness LEDs, as well as by customers in the silicon wafer and data storage industries. Nanometrics standalone and integrated metrology systems measure various thin film properties, critical dimensions, overlay control, topography, and optical, electrical and material properties, including the structural composition of silicon, compound semiconductor and photovoltaic devices, during various steps of the manufacturing process, from front end of line substrate manufacturing through die preparation for advanced packaging. These systems enable device manufacturers to improve yields, increase productivity and lower their manufacturing costs. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.

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